As filed with the Securities and Exchange Commission on September 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seelos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	87-0449967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, NY 10022

(646) 293-2100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Raj Mehra, Ph.D.
President, Chief Executive Officer and Chairman of the Board of Directors
Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ron Ben-Bassat, Esq.

Eric Victorson, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

(212)-660-5003

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Placement Agent may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Placement Agent is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Preliminary Prospectus	Subject to Completion	Dated September 24, 2024

Up to Shares of Common Stock

Pre-Funded Warrants to Purchase up to Shares of Common Stock

Common Warrants to Purchase up to Shares of Common Stock

We are offering on a reasonable best efforts basis up to           shares of our common stock, par value $0.001 per share (“common stock”), together with common warrants to purchase up to           shares of our common stock (the “Common Warrants”), based on an assumed combined public offering price of $         per share and accompanying Common Warrant (the last reported sale price of our common stock on The Nasdaq Capital Market on           , 2024). Each Common Warrant will be exercisable for one share of our common stock and have an assumed exercise price of $ per share (or 100% of the assumed offering price per share and accompanying Common Warrant). Each Common Warrant will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Common Warrants (the “Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the Warrant Stockholder Approval will not be required, and the Common Warrants will be exercisable upon issuance (the “Initial Exercise Date”). The Common Warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. The shares of common stock and Common Warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the Common Warrants sold in this offering. As used herein “Pricing Conditions” means that the combined public offering price per share and accompanying common warrants is such that the Warrant Stockholder Approval is not required under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of common stock underlying the common warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share underlying the common warrants) meet the pricing requirements under Nasdaq’s rules.

We are also offering pre-funded warrants (the “Pre-Funded Warrants” and together with the Common Warrants, the “Warrants”) to purchase up to           shares of common stock to those investors whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-Funded warrant is exercisable for one share of common stock and has an exercise price of $0.0001 per share. The combined purchase price per Pre-Funded warrant and accompanying Common Warrants is equal to $    , which is equal to the combined purchase price per share of common stock and accompanying Common Warrants less $0.0001. Each Pre-Funded Warrant will be exercisable immediately upon issuance and may be exercised at any time until exercised in full. The Pre-Funded Warrants and Common Warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants sold in this offering.

We refer to the common stock and Warrants to be sold in this offering collectively as the “securities.”

These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated           , 2024 between us and such purchasers. The securities are expected to be issued in a single closing and the combined public offering price per share of common stock or Pre-Funded Warrant and accompanying Common Warrants will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our common stock is listed on Nasdaq under the symbol “SEEL.” On September 23, 2024 the last reported sale price of our common stock on Nasdaq was $0.19 per share. The actual number of securities, the combined offering price per share of common stock or Pre-Funded Warrant and accompanying Common Warrant and the exercise price per share of common stock for the accompanying Common Warrants will be as determined between us, the placement agent and the investors in this offering based on market conditions at the time of pricing. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price for the securities, which may be substantially lower than the assumed price used in this prospectus. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Warrants on any national securities exchange or other trading system.

We have engaged __ to act as our sole placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to compensate the Placement Agent as set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. This offering will end no later than           , 2024, except that the shares of common stock underlying the Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the reverse stock split of 1-for-8 effected on May 16, 2024.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 17 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and accompanying Common Warrant	Per Pre-Funded Warrant and accompanying Common Warrant	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We have agreed to pay the Placement Agent a cash fee equal to % of the aggregate proceeds of this offering and to reimburse the Placement Agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 34 of this prospectus for a description of the compensation to be received by the Placement Agent.
(2)	The amount of the proceeds to us presented in this table does not give effect to any exercise of the Warrants.

Delivery of the shares of common stock and Warrants is expected to be made on or about           , 2024, subject to satisfaction of customary closing conditions.

Sole Placement Agent

__

The date of this prospectus is           , 2024.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information”. You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our Securities.

Unless the context otherwise requires, the terms “Seelos,” “we,” “us” and “our” in this prospectus refer to Seelos Therapeutics, Inc., and “this offering” refers to the offering contemplated in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) to register the securities offered hereby under the Securities Act. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain “forward-looking statements” by us within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements as to expectations, beliefs and strategies regarding the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and include statements relating to:

•	the potential impact to our business, financial condition and employees, including disruptions to our clinical trials, preclinical studies, supply chain and operations;

•	risks and uncertainties associated with our actual and proposed research and development activities, including our clinical trials and preclinical studies;

•	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our product candidates;

•	the potential market opportunities for commercializing our product candidates;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and our ability to serve such markets;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	our ability to continue as a going concern;

•	our ability to maintain the listing of our common stock on the Nasdaq Capital Market;

•	our ability to develop, acquire and advance our product candidates into, and successfully complete, clinical trials and preclinical studies and obtain regulatory approvals;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	the initiation, cost, timing, progress and results of future and current preclinical studies and clinical trials, and our research and development programs;

•	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;

•	timing and receipt or payments of licensing and milestone revenues or payments, if any;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	regulatory developments in the United States and foreign countries;

•	the performance of our third-party suppliers and manufacturers;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	the success of competing therapies that are currently or may become available;

•	our financial performance; and

•	developments and projections relating to our competitors and our industry.

Any forward-looking statements should be considered in light of these factors. Words such as “anticipates,” “believes,” “forecasts,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “continues,” “ongoing,” “opportunity,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions and variations, and negatives of these words, identify forward-looking statements. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which are subject to change. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

In evaluating an investment in shares of our securities, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and in our other filings with the SEC, that are incorporated by reference in this prospectus. You should carefully read this prospectus together with the information incorporated by reference in this prospectus as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” completely and with the understanding that our actual future results may be materially different from what we expect.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated by reference herein are made only as of the date of this prospectus (or as of the date of any such document incorporated by reference). We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of Seelos and this offering, you should carefully read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Before you decide whether to purchase our securities, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Overview

We are a clinical-stage biopharmaceutical company focused on achieving efficient development of products that address significant unmet needs in Central Nervous System (“CNS”) disorders and other rare disorders.

Our business model is to advance multiple late-stage therapeutic candidates with proven mechanisms of action that address large markets with unmet medical needs and for which there is a strong economic and scientific rationale for development.

Our product development pipeline is as follows:

Product	Indication	Development Phase	Development Status

SLS-002 Intranasal Racemic Ketamine	Acute Suicidal Ideation and Behavior (“ASIB”) in Major Depressive Disorder (“MDD”)	Phase II

Completed open-label patient enrollment and announced the initial topline data from Part 1 of the proof-of-concept (“PoC”) study on May 17, 2021;

enrollment of Part 2 of a Phase II study closed in June 2023; topline data for Part 2 announced on September 20, 2023

SLS-005 IV Trehalose	Amyotrophic Lateral Sclerosis (“ALS”)	Phase II/III	Completed enrollment of final participants in February 2023 in the registrational study; topline data announced on March 19, 2024

	Spinocerebellar Ataxia (“SCA”)	Phase IIb/III	Announced dosing of the first participant in the registrational study in October 2022; enrollment of additional patients temporarily paused on March 29, 2023

	Huntington’s Disease (“HD”) and Alzheimer’s Disease (“AD”)	Phase II	Obtaining biomarker activity

SLS-004 Gene Therapy	Parkinson’s Disease (“PD”)	Pre-IND

Preclinical in vivo studies ongoing; announced partial results from a study demonstrating downregulation of α-synuclein in December 2022;

currently analyzing data while temporarily pausing additional spend

SLS-007 Peptide Inhibitor	PD	Pre-IND	Preclinical study completed and analysis of the results ongoing; next steps for development of this program will be decided in concert with SLS-004 results and readouts, as both target the same pathway upstream; temporarily pausing additional spend

SLS-009	HD, AD, ALS	Pre-IND	Preclinical in vivo studies ongoing

Lead Programs

Our lead programs are currently SLS-002 for the potential treatment of ASIB in adults with MDD and SLS-005 for the potential treatment of ALS and SCA. SLS-005 for the potential treatment of Sanfilippo Syndrome currently requires additional natural history data, which is being considered.

SLS-002 is intranasal racemic ketamine with two investigational new drug applications (“INDs”). The lead program is focused on the treatment of ASIB in MDD. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 is being developed to address an unmet need for an efficacious drug to treat suicidality in the United States. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if and when they are effective, it often takes weeks for the full therapeutic effect to be manifested. We believe there is a large opportunity in the United States and European markets for products in this space. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were approximately 1.48 million visits to emergency rooms for suicidal ideation or suicide attempts in 2017 in the United States alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for depression and suicidality.

The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). We announced interim data from our Phase I study of SLS-002 during the quarterly period ended March 31, 2020. As a result, in March 2020, we completed a Type C meeting with the U.S. Food and Drug Administration (the “FDA”) and received guidance to conduct a Phase II PoC study of SLS-002 for ASIB in adults with MDD, to support the further clinical development of this product candidate, together with nonclinical data under development.

As a result of the Type C meeting and the Fast Track designation for SLS-002 for the treatment of ASIB in patients with MDD, we believe we are well positioned to pursue the FDA’s expedited programs for drug development and review.

On June 23, 2020, we announced the final safety data from our Phase I pharmacokinetics/pharmacodynamics study of intranasal racemic ketamine (SLS-002) as well as the planned design of a Phase II double blind, placebo-controlled PoC study for ASIB in subjects with MDD. We initiated this PoC study in two parts: Part 1 was an open-label study of 17 subjects, and was followed by Part 2, which is a double blind, placebo-controlled study of approximately 175 subjects. On January 15, 2021, we announced dosing of the first subjects in Part 1 of the PoC study. On March 5, 2021, we announced the completion of open-label enrollment of subjects in Part 1 of the PoC study. On May 17, 2021, we announced positive topline data from Part 1 of the PoC study, the open-label cohort, of our study of SLS-002 (intranasal racemic ketamine), demonstrating a significant treatment effect and a well-tolerated safety profile for ASIB in patients with MDD. This study enrolled 17 subjects diagnosed with MDD requiring psychiatric hospitalization due to significant risk of suicide with a baseline score of ≥ 28 points on the Montgomery-Åsberg Depression Rating Scale (“MADRS”), a score of 5 or 6 on MADRS Item-10, a score of ≥ 15 points on the Sheehan-Suicidality Tracking Scale (S-STS) and a history of previous suicide attempt(s), as confirmed on the Columbia Suicide Severity Rating Scale (C-SSRS) with a history of at least one actual attempt, or if the attempt was interrupted or aborted, is judged to have been serious in intent. SLS-002 demonstrated a 76.5% response rate (response meaning 50% reduction from baseline) in the primary endpoint on MADRS 24 hours after first dose, with a mean reduction in total score from 39.4 to 14.5 points.

On July 6, 2021, we announced dosing of the first subject in Part 2 of the Phase II study. Based on feedback from a Type C meeting with the FDA in June 2021, we increased the subjects in Part 2 to increase the sample size and power to support a potential marketing application. On June 20, 2023, we announced the close of enrollment of this study and released the topline results on September 20, 2023.

SLS-005 is IV trehalose, a protein stabilizer that crosses the blood-brain barrier and activates autophagy and the lysosomal pathway. Based on preclinical and in vitro studies, there is a sound scientific rationale for developing trehalose for the treatment of ALS, SCA and other indications such as Sanfilippo Syndrome. Trehalose is a low molecular weight disaccharide (0.342 kDa) that protects against pathological processes in cells. It has been shown to penetrate muscle and cross the blood-brain barrier. In animal models of several diseases associated with abnormal cellular protein aggregation, it has been shown to reduce pathological aggregation of misfolded proteins as well as to activate autophagy pathways through the activation of Transcription Factor EB (“TFEB”), a key factor in lysosomal and autophagy gene expression. Activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material.

Trehalose 90.5 mg/mL IV solution has demonstrated promising clinical potential in prior Phase II clinical development for oculopharyngeal muscular dystrophy (“OPMD”) and spinocerebellar ataxia type 3 (“SCA3”), also known as Machado Joseph disease, with no significant safety signals to date and encouraging efficacy results. Pathological accumulation of protein aggregates within cells, whether in the CNS or in muscle, and eventually leads to loss of function and ultimately cell death. Prior preclinical studies indicate that this platform has the potential to prevent mutant protein aggregation in other devastating PolyA/PolyQ diseases.

We own three U.S. patents for parenteral administration of trehalose for patients with OPMD and SCA3, all of which are expected to expire in 2034. In addition, Orphan Drug Designation (“ODD”) for OPMD and SCA3 has been secured in the United States and in the European Union (“EU”). In February 2019, we assumed a collaborative agreement, turned subsequently into a research grant, with Team Sanfilippo Foundation (“TSF”), a nonprofit medical research foundation founded by parents of children with Sanfilippo Syndrome. On April 30, 2020, we were granted ODD for SLS-005 in Sanfilippo Syndrome from the FDA. SLS-005 was previously granted ODD from the FDA and European Medicines Agency (the “EMA”) for SCA3 and OPMD as well as Fast Track designation for OPMD. On August 25, 2020, we were issued U.S. patent number 10,751,353 titled “COMPOSITIONS AND METHODS FOR TREATING AN AGGREGATION DISEASE OR DISORDER” which relates to trehalose (SLS-005). The issued patent covers the method of use for trehalose (SLS-005) formulation for treating a disease or disorder selected from any one of the following: spinal and bulbar muscular atrophy, dentatombral-pallidoluysian atrophy, Pick’s disease, corticobasal degeneration, progressive supranuclear palsy, frontotemporal dementia or parkinsonism linked to chromosome 17. On May 15, 2020, we were granted Rare Pediatric Disease Designation (“RPDD”) for SLS-005 in Sanfilippo Syndrome from the FDA. RPDD is an incentive program created under the Federal Food, Drug, and Cosmetic Act to encourage the development of new therapies for the prevention and treatment of certain rare pediatric diseases. On May 27, 2021, we announced that we were granted ODD for SLS-005 in ALS from the EMA. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs and shorten development timelines. On February 28, 2022, we announced the dosing of the first participants in the Healey ALS platform trial. On March 19, 2024 we announced topline results. In November 2021, we announced the FDA acceptance of an IND and grant of Fast Track designation for SLS-005 for the treatment of SCA. In July 2022, we also announced dosing of the first patient in an open-label basket study in Australia for the treatment of patients with ALS, SCA, and Huntington’s disease (“HD”). In October 2022, we also announced the dosing of the first participant in the registrational Phase II/III study for the treatment of SCA. In March 2023, we announced that in order to focus the majority of our resources on the Phase II study of SLS-002 (intranasal racemic ketamine) for ASIB in adults with MDD and the fully enrolled Phase II/III study of SLS-005 in ALS, we have temporarily paused additional enrollment of patients in the SLS-005-302 study in SCA. Patients already enrolled will continue in the study and data will continue to be collected in order to make decisions for resuming enrollment in the future. This temporary pause has been implemented as a business decision due to financial considerations, and is not based on any data related to safety or therapeutic effects.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including SLS-004, licensed from Duke University, and SLS-007, licensed from The Regents of the University of California, for the potential treatment of PD.

Strategy and Ongoing Programs

SLS-002: The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). Following these Phase I studies, we completed a Type C meeting with the FDA in March 2020 and received guidance to conduct a Phase II PoC study of SLS-002 for ASIB in adults with MDD. We released topline data for Part 1 of our open-label study on May 17, 2021. We initiated enrollment in Part 2 of the Phase II study on July 6, 2021, closed enrollment in June 2023, and released the topline data results in the third quarter of 2023.

We retained Canaccord Genuity to assist in our ongoing review of potential partnerships, collaborations, and business development opportunities. On the merits of our unique ketamine expertise with SLS-002 in suicidality and our inclusion in a government sponsored PTSD study, we are currently exploring a potential collaboration in the mental health space to increase shareholder value. Additionally, we have been evaluating the use of SLS-002 in indications beyond ASIB and PTSD including but not limited to MDD and adjunctive MDD.

SLS-005: We completed enrollment in February 2023 for a clinical study in ALS and began enrollment for a clinical study in SCA in October 2022. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs, and shorten development timelines. On February 28, 2022, we announced dosing of the first participants in the Healey ALS platform trial. In February 2023, we announced the completion of enrollment of the study and released the topline data results on March 19, 2024.

In November 2021, we announced the FDA acceptance of an IND and grant of Fast Track designation for SLS-005 for the treatment of SCA. In July 2022, we announced dosing of the first patient in an open-label basket study in Australia for the treatment of patients with ALS, SCA, and HD. In October 2022, we also announced the dosing of the first participant in the registrational Phase II/III study for the treatment of SCA.

During 2022, we received regulatory approval in Australia to commence a study pursuing the collection of certain biomarker data in patients with AD.

We are also continuing to consider trials in Sanfilippo Syndrome and are seeking more natural history data based on the guidance from regulatory agencies.

In March 2023, we announced that in order to focus the majority of our resources on the ongoing Phase II study of SLS-002 (intranasal racemic ketamine) for ASIB in patients with MDD and the fully enrolled Phase II/III study of SLS-005 in ALS, we have temporarily paused additional enrollment of patients in the SLS-005-302 study in SCA. Patients already enrolled will continue in the study and data will continue to be collected in order to make decisions for resuming enrollment in the future. This temporary pause has been implemented as a business decision due to financial considerations, and is not based on any data related to safety or therapeutic effects.

SLS-004 is an all-in-one lentiviral vector, targeted for gene editing through DNA methylation within intron 1 of the synuclein alpha (“SNCA”) gene that expresses alpha-synuclein (“α-synuclein”) protein. SLS-004, when delivered to dopaminergic neurons derived from human-induced pluripotent stem cells of a PD patient, modified the expression on α-synuclein and exhibited reversal of the disease-related cellular-phenotype characteristics of the neurons. The role of mutated SNCA in PD pathogenesis and the need to maintain the normal physiological levels of α-synuclein protein emphasize the yet unmet need to develop new therapeutic strategies, such as SLS-004, targeting the regulatory mechanism of α-synuclein expression. On May 28, 2020, we announced the initiation of a preclinical study of SLS-004 in PD through an all-in-one lentiviral vector targeting the SNCA gene. We are constructing a bimodular viral system harboring an endogenous α-synuclein transgene and inducible regulated repressive CRISPR/dCas9-unit to achieve suppression of PD-related pathologies. On July 7, 2021, we announced positive in vivo data demonstrating down-regulation of SNCA mRNA and protein expression under this study. In December 2022, we announced in vivo data demonstrating that a single dose of SLS-004 was successful in reversing some of the key hallmarks of PD in a humanized mouse model. These findings observed in an in vivo humanized PD model validate and extend prior findings from in vitro data using SLS-004. SLS-004 demonstrated therapeutically desirable change in SNCA expression that led to reversing the key hallmarks of PD in the model towards normal physiological levels, indicating disease modifying effect of single dose administration of SLS-004, a CRISPR/dCas-9 based gene therapy for PD. We have halted any further investment in this program until additional funding is received.

SLS-007 is a rationally designed peptide-based approach, targeting the nonamyloid component core (“NACore”) of α-synuclein to inhibit the protein from aggregation. Recent in vitro and cell culture research has shown that SLS-007 has the ability to stop the propagation and seeding of α-synuclein aggregates. We will evaluate the potential for in vivo delivery of SLS-007 in a PD transgenic mice model. The goal will be to establish in vivo pharmacokinetics/pharmacodynamics and target engagement parameters of SLS-007, a family of anti-α-synuclein peptidic inhibitors. On June 25, 2020, we announced the initiation of a preclinical study of SLS-007 in PD delivered through an adeno-associated viral (“AAV”) vector targeting the non-amyloid component core of α-synuclein. We have initiated an in vivo preclinical study of SLS-007 in rodents to assess the ability of two specific novel peptides, S62 and S71, delivered via AAV1/2 vector, to protect dopaminergic function in the AAV A53T overexpression mice model of PD. Production of AAV1/2 vectors encoding each of the two novel peptides incorporating hemagglutinin tags has already been completed. The results are currently being analyzed and the next steps for development of this program will be decided in concert with SLS-004 results and readouts, as both target the same pathway upstream.

SLS-009 is our first internally created program, which follows the mechanism of action known as PROTACs (protein-targeting chimeric molecules), which uses the body’s own natural process of autophagy and lysosomal degradation to clear out mutant and misfolded proteins in the body. SLS-009 induces autophagy and enhances lysosomal clearance by augmenting existing endogenous cellular degradation pathways to remove only the mutant and neurotoxic proteins.

We intend to become a leading biopharmaceutical company focused on neurological and psychiatric disorders, including orphan indications. Our business strategy includes:

•	advancing SLS-002 in ASIB in MDD and post-traumatic stress disorder;

•	advancing SLS-004 in PD;

•	advancing SLS-005 in ALS, SCA, HD and Sanfilippo Syndrome;

•	advancing new formulations of SLS-005 in neurological diseases; and

•	acquiring synergistic assets in the CNS therapy space through licensing and partnerships.

We also have two legacy product candidates: a product candidate in the United States for the treatment of erectile dysfunction, which we in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc; and a product candidate which has completed a Phase IIa clinical trial for the treatment of Raynaud’s Phenomenon, secondary to scleroderma, for which we own worldwide rights.

Nasdaq Delisting Notice

On April 30, 2024, we received written notice (the “Bid Notice”) from Nasdaq indicating that, for the last thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until October 28, 2024, to regain compliance. The Bid Notice states that the Nasdaq staff will provide written confirmation that we have achieved compliance with Rule 5550(a)(2) if at any time before October 28, 2024, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.

If we do not regain compliance with Rule 5550(a)(2) by October 28, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities will be subject to delisting.

On November 2, 2023, we received written notice (the “Initial Notice”) from Nasdaq indicating that, for the last thirty-two consecutive business days, the market value of the Company’s listed securities has been below the minimum requirement of $35 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (“Rule 5550(b)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we were provided a period of 180 calendar days, or until April 30, 2024, to regain compliance. The Initial Notice stated that the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5550(b)(2) if at any time before April 30, 2024, the market value of the Company’s common stock closes at $35 million or more for a minimum of ten consecutive business days.

Additionally, on May 1, 2024, we received written notice (the “Delist Notice” and, together with the Bid Notice and the Initial Notice, the “Notices”) from Nasdaq indicating that, based upon our continued non-compliance with Rule 5550(b)(2), the Nasdaq staff has determined to delist our common stock from the Nasdaq Capital Market effective May 10, 2024 unless we timely requested an appeal of this determination before the Nasdaq Hearings Panel (the “Panel”) by May 8, 2024. We timely requested a hearing before the Panel, which had the effect of staying the suspension of our common stock pending the Panel’s decision. During the pendency of any requested hearing before the Panel, our common stock will remain listed and trading on Nasdaq.

In response to our request following a hearing before the Panel, on July 25, 2024, we received written notification (the “Extension Notice”) from the Panel notifying us that the Panel had granted our request for an additional period, during which the Company will remain listed on Nasdaq, to regain compliance with Rule 5550(b)(2) and demonstrate continued compliance with Rule 5550(a)(2). Pursuant to the Extension Notice, the Panel granted the Company an additional period until August 30, 2024 to regain compliance with Rule 5550(b)(2) and until September 30, 2024 to regain compliance with Rule 5550(a)(2). The extension is subject to certain conditions specified by the Panel in the Extension Notice.

We are diligently working to evidence compliance with all applicable requirements for continued listing on the Nasdaq Capital Market and we expect to submit a plan to that effect to the Panel as part of the hearing process; however, there can be no assurance the Panel will grant any request for continued listing or that we will be able to regain compliance with the applicable listing criteria within the period of time that may be granted by the Panel.

The Notices have no immediate effect on the listing or trading of our common stock and the common stock will continue to trade on the Nasdaq Capital Market under the symbol “SEEL.”

We intend to monitor the bid price and market value of our common stock and consider available options if our common stock does not trade at a level likely to result in us regaining compliance with Nasdaq’s minimum bid price rule by October 28, 2024 and the minimum market value of listed securities rule, which may include, among other options, effectuating a reverse stock split. There can be no assurance that we will be able to regain compliance with Nasdaq’s minimum bid price rule or Nasdaq’s minimum market value of listed securities rule or that we will otherwise be in compliance with the other listing standards for the Nasdaq Capital Market.

Recent Developments

Announcement of Strategic Focus on Mental Health and Appointment of Richard Pascoe as Chairman of the Board

On April 29, 2024, we announced our strategic focus on mental health initiatives and that Richard Pascoe has been appointed as the Chairman of the Board of Directors to lead the ongoing strategic process and business development discussions and negotiations. Mr. Pascoe has served as member of our Board of Directors since 2019.

Amendment No. 6 to Convertible Promissory Note

On November 23, 2021, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lind Global Asset Management V, LLC (“Lind”) pursuant to which, among other things, on November 23, 2021, we issued and sold to Lind, in a private placement transaction, in exchange for the payment by Lind of $20.0 million, (i) a convertible promissory note (the “Note”) in an aggregate principal amount of $22.0 million, which bore no interest until the first anniversary of the issuance of the 2021 Note and thereafter bore interest at a rate of 5% per annum until October 1, 2023 when the 2021 Note began to bear interest at an annual rate of 12% per annum, and is set to mature on November 23, 2024, and (ii) 2,229 shares of common stock.

Effective May 1, 2024, we and Lind entered into an Amendment No. 6 to Convertible Promissory Note (“Amendment No. 6”), which amended the convertible promissory note we previously issued to Lind on November 23, 2021. Pursuant to Amendment No. 6, we and Lind agreed, among other things, that: (A) we shall not be required to maintain any minimum balance of cash or cash equivalents with one or more financial institutions prior to May 31, 2024, and that we shall thereafter be required to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the note or more in cash or cash equivalents with one or more financial institutions; (B) that all payments of accrued interest and monthly payments of the outstanding principal amount payable by us under the note in shares of common stock shall be reduced from ninety percent (90%) to eighty-five percent (85%) of the average of the five lowest daily volume weighted average price of common stock during the 20 trading days prior to each respective payment date; (C) Lind will, through May 31, 2024, forebear from exercising any right to assert or claim that a Material Adverse Effect (as defined in the note) has occurred as a result of any event, occurrence, fact, condition or change that occurred on or prior to May 1, 2024.

Amendment No. 7 to Convertible Promissory Note

Effective June 1, 2024, we and Lind entered into an Amendment No. 7 to Convertible Promissory Note (“Amendment No. 7”), which amended the convertible promissory note we previously issued to Lind on November 23, 2021 (as amended, the “Amended Note”). Pursuant to Amendment No. 7, we and Lind agreed, among other things, that: (A) we shall not be required to maintain any minimum balance of cash or cash equivalents with one or more financial institutions prior to July 31, 2024, and that we shall thereafter be required to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the Note or more in cash or cash equivalents with one or more financial institutions; and (B) Lind will, through July 31, 2024, forebear from exercising any right to assert or claim that a Material Adverse Effect (as defined in the Note) has occurred as a result of any event, occurrence, fact, condition or change that occurred on or prior to June 1, 2024.

Amendment No. 8 to Convertible Promissory Note

Effective July 16, 2024, we and Lind entered into an Amendment No. 8 to Convertible Promissory Note (“Amendment No. 8”), which amended the Note. Pursuant to Amendment No. 8, we and Lind agreed, among other things, that: (A) we shall not be required to maintain any minimum balance of cash or cash equivalents with one or more financial institutions prior to October 31, 2024, and that we shall thereafter be required to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the Note or more in cash or cash equivalents with one or more financial institutions; (B) Lind will, through October 31, 2024, forebear from exercising any right to assert or claim that a Material Adverse Effect (as defined in the Note) has occurred as a result of any event, occurrence, fact, condition or change that occurred on or prior to July 16, 2024; and (C) we shall use our reasonable best efforts to seek, at a special or annual meeting of our stockholders, to be scheduled to be held no later than October 31, 2024, instead of July 31, 2024, stockholder approval as contemplated by Nasdaq Listing Rule 5635(d) to issue any shares in connection with the repayment or conversion of any portion of the March 2024 principal increase amount of the Note.

Lind Agreement

On August 30, 2024, we entered into an agreement with Lind (the “Lind Agreement”). The Lind Agreement relates to the Purchase Agreement. The Lind Agreement provides that, upon the consummation of a Fundamental Transaction (as defined in the Lind Agreement), Lind shall convert the outstanding balance of the Note into shares of common stock, at a conversion price per share of common stock to be agreed upon by the parties at the time of conversion. The conversion is intended to enable us to comply with the continued listing standard set forth in Rule 5550(b)(1) of the Nasdaq Capital Market listing requirements relating to our stockholders’ equity.

The conversion of the Note as set forth in the Lind Agreement is subject to our continued listing on Nasdaq and compliance with all applicable laws and regulations, including any shareholder voting requirements under Nasdaq rules. The Lind Agreement further ensures that no conversion shall result in Lind exceeding the ownership cap set forth in the original Note.

Reduction in Force

On April 30, 2024, we announced a reduction in its workforce that affected approximately 33% of our current employees (the “RIF”), along with a reduction in working hours and related compensation for all of our remaining employees. This decision relates to our recent announcement of our strategic focus on our mental health initiatives and serves to reduce ongoing operating expenses not related to such initiatives and extend our cash runway. Total annualized cost savings from the RIF are estimated at approximately $0.8 million and total annualized cost savings from the reduction in working hours are estimated at approximately $1.6 million. The RIF was substantially completed on April 30, 2024.

We expect to recognize approximately $50,000 in total charges for related benefits for employees whose employment was terminated pursuant to the RIF. These are one-time termination benefits and are cash charges. The estimates of costs and expenses that we expect to incur in connection with the RIF are subject to a number of assumptions and actual results may differ materially from those estimates. We may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the RIF.

Reverse Stock Split

On May 15, 2024, we filed a Certificate of Change with the Secretary of State of the State of Nevada to (i) effect a 1-for-8 reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock, effective at 12:01 a.m. Eastern Time, on May 16, 2024, and (ii) decrease the number of total authorized shares of our common stock from 400,000,000 shares to 50,000,000 shares (the “Authorized Share Decrease”). Our common stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of the market on May 16, 2024. Unless specifically provided otherwise herein, the share and per share information in this prospectus gives effect to the Reverse Stock Split and the Authorized Share Decrease.

May 2024 Offering

On May 16, 2024, we entered into a securities purchase agreement with certain institutional investors pursuant to which we agreed to issue and sell 380,968 shares of common stock and pre-funded warrants to purchase up to 81,239 shares of common stock in a registered direct offering. In a concurrent private placement, we also agreed to issue and sell to the investors, warrants to purchase up to 924,414 shares of common stock. The combined purchase price for one share and accompanying common warrant to purchase two shares of common stock for each share purchased was $2.46. The combined purchase price for one pre-funded warrant to purchase one share of common stock and accompanying common warrant to purchase two shares of common stock for each share of common stock issuable upon exercise of a purchased pre-funded warrant was $2.459.

The pre-funded warrants have an exercise price of $0.001 per share of common stock and were exercisable immediately upon issuance. Each holder of a pre-funded warrant will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%. The exercise price and number of shares of common stock issuable upon the exercise of the pre-funded warrants will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the pre-funded warrants. The holders may exercise the pre-funded warrants by means of a “cashless exercise.”

The common warrants have an exercise price of $2.21 per share of common stock, were exercisable immediately upon issuance and expire five years following the original issuance date. Each holder of a common warrant will not have the right to exercise any portion of its common warrant if the holder, together with its affiliates, would beneficially own more than the Warrant Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to us, the holder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%. The exercise price and number of shares of common stock issuable upon the exercise of the common warrant will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the common warrant. If at any time after the six month anniversary of the date of issuance, a registration statement covering the resale of the shares of common stock issuable upon exercise of the common warrants is not available for the issuance, then the holders may exercise the common warrants by means of a “cashless exercise.” The common warrant s are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.

On May 16, 2024, we also entered into a placement agent agreement with Roth Capital Partners, LLC (“Roth”), pursuant to which Roth acted as placement agent for the offering and we agreed to pay Roth an aggregate fee equal to 7.0% of the aggregate gross proceeds received by us from the sale of the securities in the offering. The placement agent agreement included indemnity and other customary provisions for transactions of this nature. We also agreed to reimburse Roth for up to $50,000 for Roth’s legal fees and expenses.

We also agreed, pursuant to the securities purchase agreement, to file a registration statement on Form S-1 by June 15, 2024 to provide for the resale of the shares. We filed the registration statement on June 14, 2024 and it became effective as of June 25, 2024.

The closing of the offering occurred on May 21, 2024.

July 2024 Offering

On July 11, 2024, we entered into an inducement offer letter agreement (the “Inducement Letter”) with certain accredited investors, who at the time of execution of the Inducement Letter, were holders of warrants to purchase up to an aggregate of 939,739 shares of common stock, originally issued to such investors on December 1, 2023, with an exercise price of $10.56 per share of common stock and a termination date of December 1, 2028, and January 30, 2024, with an exercise price of $8.40 per share of common stock and a termination date of January 30, 2029.

Pursuant to the Inducement Letter, the investors agreed to exercise for cash their existing warrants at an exercise price of $0.61 per share of common stock in consideration for the Company’s agreement to issue, in a private placement, new warrants to purchase up to an aggregate of 1,879,478 shares of common stock at an exercise price of $0.61 per share. We received aggregate gross proceeds of approximately $573,240 from the exercise of such existing warrants by the investors, before deducting placement agent fees and other offering expenses payable by us.

We engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright”) to act as our exclusive placement agent in connection with the offering and agreed to pay H.C. Wainwright a cash fee equal to 7.5% of the aggregate gross proceeds received from the investors’ exercise of their existing warrants, as well as a management fee equal to 1.0% of the gross proceeds from the exercise of the existing warrants. We also agreed to issue to H.C. Wainwright or its designees warrants to purchase up to 65,782 shares of common stock (representing 7.0% of the existing warrants being exercised), which have the same terms as the new warrants except the placement agent warrants have an exercise price equal to $0.7625 per share (125% of the exercise price of the existing warrants). In addition, we agreed to reimburse H.C. Wainwright for their expenses in connection with the exercise of the existing warrants and the issuance of the new warrants of: (i) $30,000 for fees and expenses of H.C. Wainwright’s counsel, and (ii) $15,950 for their clearing costs.

The closing of the offering occurred on July 12, 2024.

We agreed to hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) days following July 12, 2024 for the purpose of obtaining such approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from the stockholders of the Company with respect to issuance of all of the new warrants and the shares upon the exercise thereof. If we do not obtain stockholder approval at the first meeting, we agreed to call a meeting every ninety (90) days thereafter to seek stockholder approval until the earlier of the date on which stockholder approval is obtained or the new warrants are no longer outstanding.

We also agreed, pursuant to the Inducement Letter, to file a registration statement on Form S-3 providing for the resale of the shares issued or issuable upon the exercise of the new warrants. We filed the registration statement on August 16, 2024 and it became effective as of August 23, 2024.

In addition, pursuant to the Inducement Letter, we agreed not to issue any shares of common stock or common stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until fifteen (15) days after July 12, 2024. We also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Inducement Letter) until six (6) months after July 12, 2024 (subject to certain exceptions).

The conversion of the Note as set forth in the Agreement is subject to our continued listing on Nasdaq and compliance with all applicable laws and regulations, including any shareholder voting requirements under Nasdaq rules. The Agreement further ensures that no conversion shall result in Lind exceeding the ownership cap set forth in the original Note.

Agreement with U.S. Army Medical Materiel Development Activity

On August 16, 2024, we entered into an agreement with the U.S. Army Medical Materiel Development Activity (“USAMMDA”) to supply SLS-002 (intranasal racemic ketamine) for the U.S. Department of Defense's (“DOD”) Military and Veterans Adaptive Platform Clinical Trial to evaluate its potential for treatment of post-traumatic stress disorder (PTSD).

Dosing of the SLS-002 cohort is expected to commence prior to the end of 2024 and it is the only ketamine-based therapy selected for inclusion in this study. The trial is funded by the DOD’s Defense Health Agency and led by USAMMDA’s Warfighter Readiness, Performance, and Brain Health Project Management Office.

Corporate Information

Our principal executive offices are located at 300 Park Avenue, 2nd Floor, New York, NY 10022, and our telephone number is (646) 293-2100. Our website is located at www.seelostherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at www.sec.gov.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

The Offering

Common Stock we are offering	Up to shares of common stock based on an assumed combined public offering price of $ per share of common stock and accompanying Common Warrant, which is equal to the last sale price of our common stock as reported by Nasdaq on , 2024.
Pre-Funded Warrants we are offering	We are also offering Pre-Funded Warrants to purchase up to shares of common stock in lieu of shares of common stock to any purchaser whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock, will have an exercise price of $0.0001 per share, will be immediately exercisable, and may be exercised at any time until exercised in full. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-Funded Warrants.
Common Warrants we are offering	We are also offering Common Warrants to purchase up to shares of common stock. Each Common Warrant will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Common Warrant will be exercisable on the Initial Exercise Date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Common Warrants.
Common Stock outstanding immediately before this offering	shares
Common Stock outstanding immediately after this offering	shares, assuming no sale of any Pre-Funded Warrants and assuming none of the Common Warrants issued in this offering are exercised.
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, based on an assumed combined public offering price of $ per share, which is the closing price of our common stock as reported on Nasdaq on , 2024, after deducting the Placement Agent fees and estimated offering expenses payable by us. We intend to use the proceeds from this offering primarily for general corporate purposes, to advance the development of our product candidates and to make periodic principal and interest payments under, or to repay a portion of, the Note. See “Use of Proceeds.”
Reasonable best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 34 of this prospectus.
Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.
Nasdaq listing symbol	Our common stock is listed on Nasdaq under the symbol “SEEL”. There is no established trading market for the Common Warrants or the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The number of shares of common stock to be outstanding after this is based on           shares outstanding as of           , 2024, and excludes:

•	shares of common stock underlying outstanding warrants at a weighted average exercise price of $ per share;

•	shares of common stock underlying outstanding options issued under our Amended and Restated 2012 Stock Long Term Incentive Plan (the "2012 Plan") with a weighted average exercise price of $ per share;

•	shares of common stock underlying outstanding options issued under our 2019 Inducement Plan (the "2019 Inducement Plan") with a weighted average exercise price of $ per share;

•	shares of common stock available for future issuance under the 2012 Plan;

•	shares of common stock available for future issuance under the 2019 Inducement Plan; and

•	the shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Common Warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of Warrants or sale of Pre-Funded Warrants in this offering.

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our Securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, and the updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus before deciding whether to purchase any of the Securities being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Company

Our debt agreement contains restrictive and financial covenants that may limit our operating flexibility and the failure to comply with such covenants could cause our outstanding debt to become immediately payable.

On November 23, 2021, we issued and sold the outstanding convertible promissory note in an initial aggregate principal amount of $22.0 million (the “Note”) to Lind. The Note, as amended, contains certain restrictive covenants and event of default provisions, including restrictions on certain sales or other dispositions of company assets, restrictions on entering into certain variable-rate transactions and a covenant requiring us to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the Note or more in cash and cash equivalents commencing on July 31, 2024. As of September 18, 2024, the outstanding principal amount of the Note was approximately $10.8 million and our cash and cash equivalents as of June 30, 2024 were approximately $0.5 million. Based on our current operating plan and our cash balance as of June 30, 2024, and even after giving effect to the receipt of proceeds from the Offering, we do not expect to be able to maintain the minimum cash balance required to satisfy this covenant if we do not raise additional financing. In the event we fail to meet the minimum cash balance as required under the Note, and if we are unable to cure such default within fifteen business days from its occurrence or otherwise obtain a waiver from Lind or amend the terms of the Note, we would trigger a default under the Note. If we are not able to comply or regain compliance with any of the covenants in, or otherwise fail to make cash payments or trigger a default under, the Note, Lind could declare the Note immediately due and payable, which would require us to pay 120% of the outstanding principal amount of the Note and would have a material adverse effect on our liquidity, financial condition, operating results, business and prospects, and could cause the price of our common stock to decline. In addition, since the borrowings under the Note are secured by a first priority lien on our assets, Lind would be able to foreclose on our assets if we do not cure any default or pay any amounts due and payable under the Note. In addition, upon an Event of Default (as defined in the Note), Lind shall have the right to convert the then outstanding principal amount of the Note into shares of our common stock at the lower of (x) the then-current conversion price (which is currently $1,440.00 per share, subject to adjustment in certain circumstances as described in the Note) and (y) 85% of the average of the five lowest daily volume weighted average price of our common stock during the 20 trading days prior to the delivery by Lind of a notice of conversion.

Risks Related to this Offering and Owning Our Securities

If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

We must continue to satisfy the Nasdaq Capital Market’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for 30 consecutive business days. If a company fails for 30 consecutive business days to meet the $1.00 minimum closing bid price requirement, Nasdaq will send a deficiency notice to the company, advising that it has been afforded a “compliance period” of 180 calendar days to regain compliance with the applicable requirements.

A delisting of our common stock from the Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors and employees.

On April 30, 2024, we received the Bid Notice from Nasdaq indicating that, for the last thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until October 28, 2024, to regain compliance. The Bid Notice states that the Nasdaq staff will provide written confirmation that the Company has achieved compliance with Rule 5550(a)(2) if at any time before October 28, 2024, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.

On November 2, 2023, we received a written notice from Nasdaq indicating that, for the last thirty-two consecutive business days, the market value of our listed securities has been below the minimum requirement of $35 million for continued listing on the Nasdaq Capital Market under Rule 5550(b)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we were provided a period of 180 calendar days, or until April 30, 2024, to regain compliance. The Initial Notice stated that the Nasdaq staff will provide written notification that we have achieved compliance with Rule 5550(b)(2) if at any time before April 30, 2024, the market value of our common stock closes at $35 million or more for a minimum of ten consecutive business days.

On May 1, 2024, we received written notice from Nasdaq indicating that, based upon our continued non-compliance with Rule 5550(b)(2), the Nasdaq staff has determined to delist our common stock from the Nasdaq Capital market effective May 10, 2024 unless we timely request an appeal of this determination before the Panel by May 8, 2024. We timely requested a hearing before the Panel, which had the effect of staying the suspension of the Company’s common stock pending the Panel’s final written decision. During the pendency of our hearing before the Panel, our common stock will remain listed and trading on Nasdaq.

In response to our request following a hearing before the Panel, on July 25, 2024, we received written notification from the Panel notifying us that the Panel had granted our request for an additional period, during which the Company will remain listed on Nasdaq, to regain compliance with Rule 5550(b)(2) and demonstrate continued compliance with Rule 5550(a)(2). Pursuant to the Extension Notice, the Panel granted the Company an additional period until August 30, 2024 to regain compliance with Rule 5550(b)(2) and until September 30, 2024 to regain compliance with Rule 5550(a)(2). The extension is subject to certain conditions specified by the Panel in the Notice.

On May 15, 2024, we filed a Certificate of Change (the “Certificate of Change”) with the Secretary of State of the State of Nevada to (i) effect a 1-for-8 Reverse Stock Split of our issued and outstanding shares of common stock, effective at 12:01 a.m. Eastern Time, on May 16, 2024, and (ii) decrease the number of total authorized shares of our common stock from 400,000,000 shares to 50,000,000 shares. The Reverse Stock Split was intended, among other reasons, to allow us to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of Nasdaq. However, there can be no assurance that the price of our common stock will stay above the minimum requirements for the time period required by Nasdaq in order to regain compliance with the rule.

In addition, we have previously received similar notices from Nasdaq that our bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2), and that the market value of our listed securities has been below the minimum requirements of $35 million for continued listing on the Nasdaq Capital Market under Rule 5550(b)(2). Even though we previously regained compliance with the Nasdaq Capital Market’s minimum closing bid price requirement, and minimum market value of listed securities requirement, there is no guarantee that we will remain in compliance with such listing requirements or other listing requirements in the future. Any failure to maintain compliance with continued listing requirements of the Nasdaq Capital Market could result in delisting of our common stock from the Nasdaq Capital Market and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering primarily for general corporate purposes, to advance the development of our product candidates and to make periodic principal and interest payments under, or to repay a portion of, the Note. Investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We will require substantial funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We expect to expend substantial funds in research and development, including preclinical studies and clinical trials of our product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale. We also may need additional funding to develop or acquire complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, our planned increases in staffing will dramatically increase our costs in the near and long-term.

However, our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Due to our limited financial and managerial resources, we must focus on a limited number of research programs and product candidates and on specific indications. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Because the successful development of our product candidates is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them. In addition, we may not be able to generate sufficient revenue, even if we are able to commercialize any of our product candidates, to become profitable.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and related Common Warrant and the public offering price of each Pre-Funded Warrant and related Common Warrant will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale of shares of our common stock and accompanying Common Warrants to purchase up to shares of common stock at an assumed combined public offering price of $ per share, the closing sale price per share of our common stock on Nasdaq on , 2024, assuming no sale of any Pre-Funded Warrants in this offering, no exercise of the Warrants being offered in this offering and after deducting the Placement Agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution in pro forma as adjusted net tangible book value of approximately $ per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and Warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

If we are required to obtain Warrant Stockholder Approval, until we are able to receive such approval, the Common Warrants will not be exercisable, and if we are unable to obtain such approval the Common Warrants will have no value.

If we are required to obtain Warrant Stockholder Approval, the Common Warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek stockholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Common Warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Holders of our Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our Warrants acquire shares of our common stock upon exercise of such warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such Warrants. Upon exercise of the Warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Common Warrants and pre-funded warrants, public holders will only be able to exercise such Common Warrants and pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the Common Warrants and pre-funded warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holders exercised their warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The Common Warrants and Pre-Funded Warrants are speculative in nature.

The Common Warrants and pre-funded warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share and holders of the Common Warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price per share equal to the public offering price of shares of common stock in this offering. Moreover, following this offering, the market value of the pre-funded warrants and Common Warrants will be uncertain and there can be no assurance that the market value of such warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of the Common Warrants to exercise the Common Warrants.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of the securities will be the sole source of gain, if any, for the foreseeable future.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $ million, assuming we complete the maximum offering pursuant to this prospectus, after deducting the Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Common Warrants. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds.

Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $    million, $    million, and $    million, respectively, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us, and assuming no issuance of any Pre-Funded Warrants and assuming no exercise of the Common Warrants. The combined public offering price per share (or Pre-Funded Warrant) and Common Warrants will be fixed for the duration of this offering.

We intend to use the net proceeds from this offering for general corporate purposes, to advance the development of our product candidates and to make periodic principal and interest payments under, or to repay a portion of, the Note, with an aggregate principal balance of $10.8 million as of September 18, 2024 and bearing an interest rate of 12% per annum.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2024:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of (i) 6,073,761 shares to pay $1.3 million of principal and $317,000 of interest under the Note as of September 20, 2024, and (ii) 939,739 shares under the Warrant Inducement transaction in July 2024 for $449,000;

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of shares of our common stock and accompanying Warrants in this offering at an assumed offering price of $ per share, which was the closing price of our common stock as reported on Nasdaq on , 2024, after deducting the Placement Agent fees and estimated offering expenses payable by us, and assuming no sale of Pre-Funded Warrants and no exercise of Warrants.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which are incorporated by reference into this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted
	(amounts in thousands)
Cash and cash equivalents	$294	$449	$
Notes Payable	10,110 (1)	1,288
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share: 50,000,000 shares authorized as of June 30, 2024; 3,322,045 shares issued and outstanding as of June 30, 2024; 10,335,545 shares issued and outstanding pro forma; [___] shares issued and outstanding pro forma as adjusted;	3	7
Additional paid-in capital	225,444	1,730
Accumulated deficit	(253,580)	0

Total stockholders’ equity (deficit)	(28,133)	1,737

Total capitalization	$(17,729)	$3,474	$

(1)	Represents the fair value of the Note of $10.1 million, provided, however that the aggregate principal amount outstanding under the Note as of June 30, 2024 was $11.95 million.

A $0.25 increase or decrease in the assumed public offering price of $           per share, which was the closing price of our common stock as reported on Nasdaq on           , 2024, would increase or decrease, respectively, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $           , assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Warrants and no exercise of Warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. An increase or decrease of 1,000,000 in the number of shares of common stock and common warrants offered by us would increase or decrease, respectively, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by $           , assuming that the assumed public offering price remains the same, assuming no sale of any pre-funded warrants and no exercise of warrants, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us, the Placement Agent, and the investors at pricing.

Dilution

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and Pre-Funded Warrants) and related Common Warrants sold in this offering and the as adjusted net tangible book value per shares of common stock after this offering.

As of June 30, 2024, our as reported net tangible book value was $(28.1) million, or $(8.47) per share of common stock or $(2.60) per share of common stock reflecting the issuance of 939,739 shares of common stock resulting from the exercise of previously issued Pre-Funded Warrants subsequent to June 30, 2024 and 6,073,761 shares of common stock to pay $1.3 million of principal and $317,000 of interest under the Note as of September 20, 2024.

Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock. Dilution represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock after the offering.

After giving effect to the sale of shares of common stock and accompanying Common Warrants in this offering at an assumed offering price of $ per share, which was the closing price of our common stock as reported on Nasdaq on , 2024, and after deducting Placement Agent fees and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to June 30, 2024, our pro-forma as adjusted net tangible book value would have been $[___] per share. This represents an immediate increase in net tangible book value on a pro-forma basis of $[___] per share to our existing stockholders and immediate dilution of $[___] per share to new investors purchasing securities at the proposed public offering price. The dilution figures assume no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any Common Warrants issued in this offering. The following table illustrates the dilution in net tangible book value per share to new investors as of June 30, 2024:

Assumed public offering price per share and accompanying Common Warrants			$
Historical net tangible book value per share at June 30, 2024		$(8.47)
Increase in net tangible book value per share to the existing stockholders on a pro-forma basis attributable to ––this offering.	$
Pro-forma net tangible book value per share after this offering			$
Dilution in net tangible book value per share to new investors on a pro-forma basis			$

Each $0.25 increase (decrease) in the assumed public offering price of $           per share, would increase (decrease) our pro-forma as adjusted net tangible book value per share to existing investors by $           , and would increase (decrease) dilution per share to new investors in this offering by $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Placement Agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1,000,000 shares offered by us would increase (decrease) our as adjusted net tangible book value per share by $           and the dilution per share to new investors purchasing securities in this offering by $              assuming that the assumed public offering price remains the same, and after deducting Placement Agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the Placement Agent at pricing.

The number of shares of common stock to be outstanding after this offering is based on 3,322,045 shares outstanding as of June 30, 2024 and excludes:

•	shares of common stock underlying outstanding warrants at a weighted average exercise price of $ per share;

•	shares of common stock underlying outstanding options issued under our Amended and Restated 2012 Stock Long Term Incentive Plan (the "2012 Plan") with a weighted average exercise price of $ per share;

•	shares of common stock underlying outstanding options issued under our 2019 Inducement Plan (the "2019 Inducement Plan") with a weighted average exercise price of $ per share;

•	shares of common stock available for future issuance under the 2012 Plan;

•	shares of common stock available for future issuance under the 2019 Inducement Plan; and

•	the shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Common Warrants issued in this offering.

The discussion and table above assume no exercise of the Warrants. To the extent that the Warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended, which have been publicly filed with the SEC. See “Where You Can Find More Information.”

Our authorized capital stock consists of:

•	50,000,000 shares of common stock, $0.001 par value; and

•	10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Voting Rights.   Holders of common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of common stock do not have any cumulative voting rights.

Liquidation Rights.   Subject to any preferential rights of any outstanding preferred stock, in the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

No Preemptive or Redemption Rights.   Shares of common stock do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of common stock or any other securities convertible into common stock.

Dividend Rights.   Holders of common stock shall be entitled to receive dividends if, as and when declared by our board of directors in accordance with applicable law.

Anti-Takeover Provisions.   See the below section titled “Anti-Takeover Effects of Nevada Law and Provisions of our Articles of Incorporation and Bylaws”.

Dividends

We have never paid cash dividends on shares of common stock. Moreover, we do not anticipate paying periodic cash dividends on shares of common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our Amended and Restated Articles of Incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms. Any or all of these may be preferential to or greater than the rights of the common stock. Of our authorized preferred stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of the common stock and the voting and other rights of the holders of shares of common stock.

Our board of directors may specify the following characteristics of any preferred stock:

•	the designation and stated value, if any, of the class or series of preferred stock;

•	the number of shares of the class or series of preferred stock offered, and the liquidation preference, if any, per share;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of preferred stock;

•	whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock will accumulate;

•	the provisions for a sinking fund, if any, for the class or series of preferred stock;

•	the provision for redemption, if applicable, of the class or series of preferred stock;

•	the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the class or series of preferred stock;

•	the relative ranking and preferences of the class or series of preferred stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the class or series of preferred stock.

Outstanding Warrants

As of           , 2024, in addition to the Warrants we are registering hereunder, we had outstanding warrants to purchase 3,002,011 shares of common stock, with a weighted-average exercise price of approximately $8.33 per share were outstanding, as follows:

•	warrants to purchase an aggregate of three (3) shares of common stock with an exercise price of $92,880.00 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on October 17, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•	warrants to purchase an aggregate of three (3) shares of common stock with an exercise price of $118,080 per share, all of which are currently exercisable and expire on July 23, 2025, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•	warrants to purchase an aggregate of 4,204 shares of common stock with an exercise price of $201.60 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 9, 2026;

•	warrants to purchase an aggregate of 111,459 shares of common stock with an exercise price of $144.00 per share, all of which is currently exercisable (subject to certain beneficial ownership limitations) and expire on September 14, 2028;

•	warrants to purchase an aggregate of 16,668 shares of common stock with an exercise price of $254.40 per share, all of which is currently exercisable (subject to certain beneficial ownership limitations) and expire on November 20, 2028;

•	warrants to purchase an aggregate of 924,414 shares of common stock with an exercise price of $2.21 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on May 21, 2029;

•	warrants to purchase an aggregate of 939,739 shares of common stock with an exercise price of $0.61 per share, all of which are exercisable on or after the date of Stockholder Approval (as defined in the warrant) and have a term of exercise of eighteen (18) months following the date of Stockholder Approval;

•	warrants to purchase an aggregate of 939,739 shares of common stock with an exercise price of $0.61 per share, all of which are exercisable on or after the date of Stockholder Approval (as defined in the warrant) and have a term of exercise of five (5) years following the date of Stockholder Approval; and

•	warrants to purchase up to 65,782 shares of common stock with an exercise price of $0.7625 per share, all of which are exercisable on or after the date of Stockholder Approval (as defined in the warrant) and have a term of exercise of five (5) years following the date of Stockholder Approval.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrant holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

•	the right to receive the same amount and kind of consideration paid to the holders of common stock in the fundamental transaction;

•	the right to require us or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or

•	the right to require us or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of common stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

Convertible Promissory Note

As of September 18, 2024, we had one outstanding convertible promissory note in an aggregate principal outstanding amount of approximately $10.8 million, which was issued on November 23, 2021, is convertible by the holder thereof into up to approximately 7,406 shares of common stock any time and matures on November 23, 2024.

The Note provides that, commencing on the nine (9) month anniversary of the date of issuance of the Note, the holder of the Note may convert any portion of the then-outstanding principal amount into shares of common stock at a price per share of $1,440.00 subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Beginning on November 23, 2022, the Note began amortizing in twenty-four (24) monthly installments equal to the quotient of (i) the then-outstanding principal amount of the Note, divided by (ii) the number of months remaining until the maturity date of the Note. All amortization payments shall be payable, at our sole option, in cash, shares of common stock or a combination of both. In addition, commencing on the last business day of the first month following November 23, 2022, we must pay, on a monthly basis, all interest that has accrued and remains unpaid on the then-outstanding principal amount of the Note. Any portion of an amortization payment or interest payment that is paid in shares of common stock shall be priced at 90% of the average of the five (5) lowest daily volume weighted average prices of the common stock during the twenty (20) trading days prior to the date of issuance of the shares.

Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended

Certain provisions of Nevada law and our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Classified Board.   Our Amended and Restated Articles of Incorporation, as amended, provide that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of us or a change in our management.

Filling Vacancies.   Our Amended and Restated Articles of Incorporation, as amended, provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of our board of directors, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal.   The Nevada Revised Statutes (“NRS”) provide that any director may be removed from our board of directors by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals.   Our Amended and Restated Bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Special Meetings of the Stockholders.   Our Amended and Restated Bylaws, as amended, provide that special meetings of the stockholders may be called by our chair of our board of directors or our President, or by our board of directors acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting.   Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.   The authorization of undesignated preferred stock in our Amended and Restated Articles of Incorporation, as amended, makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Amendment of Charter Provisions.   The amendment of any of the above provisions set forth in our Amended and Restated Articles of Incorporation, as amended, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of our capital stock entitled to vote generally in the election of directors.

In addition, the NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our Amended and Restated Articles of Incorporation, as amended, and we have not amended our Amended and Restated Articles of Incorporation to so elect.

Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SEEL”.

Description of PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The Pre-Funded Warrants will be issued to the investors as individual warrant agreements. You should review the form of Pre-Funded Warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Pre-Funded Warrants.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Pre-Funded Warrants is $0.0001 per share of common stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Pre-Funded Warrants, such holder exercises its Pre-Funded Warrants and a registration statement registering the issuance of the shares of common stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Pre-Funded Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Pre-Funded Warrants to the holders.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Pre-Funded Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Description of COMMON WARRANTS

The following summary of certain terms and provisions of Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The Common Warrants will be issued to the investors as individual warrant agreements. You should review the form of Common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Common Warrants.

Exercisability. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Common warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The Common Warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Common Warrants will be exercisable on the Initial Exercise Date. The Common Warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. The exercise price per whole share of our common stock purchasable upon the exercise of the Common Warrants would be $ per share of common stock (or 100% of the assumed offering price per share and accompanying Common Warrants). The exercise price of the Common Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Common Warrants, such holder exercises its Common Warrants and a registration statement registering the issuance of the shares of common stock underlying the Common Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Common Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Common Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Common Warrants to the holders.

Transferability. Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Common Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Common warrants will be entitled to receive upon exercise of the Common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Common warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Common warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Common warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Common warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Common warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Common warrant.

PLAN OF DISTRIBUTION

has agreed to act as our sole Placement Agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated , 2024. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement (the “purchase agreement”) directly with the investors who purchase our securities in this offering, at the investors’ option. Investors who do not enter into the purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We expect this offering to be completed not later than two business days following the commencement of the offering and we will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about , 2024.

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Placement Agent Fees, Commissions and Expenses

This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to __% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the Placement Agent for up to $ for the Placement Agent’s legal fees and up to $ of the aggregate gross proceeds of the offering for certain reasonable non-accountable fees and expenses.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us, assuming the sale of all the shares of common stock we are offering and no exercise of any warrants.

	Per Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants		Total
Public offering price	$	$	$
Placement Agent fees	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering payable by us, excluding the total Placement Agent fees, will be approximately $ .

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the closing of this offering, without first obtaining the written consent of the Placement Agent. Specifically, these individuals have agreed, in part, not to:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;

•	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, we will not (i) conduct any issuances of our common stock for a period of 45 days following closing of this offering or (ii) enter into a variable rate transaction (as defined in the purchase agreement) for a period of 90 days following closing of this offering; provided that following the closing date of this offering we will be permitted to enter into an agreement in connection with an “at the market” offering under Rule 415(a)(4) under the Securities Act and make sales thereunder.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on Nasdaq under the symbol “SEEL”. There is no established public market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. The validity of the Warrants offered by this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. The Placement Agent is being represented by ___, in connection with this offering.

EXPERTS

The consolidated financial statements of Seelos Therapeutics, Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that Seelos Therapeutics, Inc.’s recurring losses from operations and net capital deficiency raises substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 300 Park Avenue, 2nd Floor, New York, New York 10022 or telephoning us at (646) 293-2100.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at https://seelostherapeutics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the Securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 6, 2024;
(b)	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, as filed with the SEC on April 29, 2024;
(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 14, 2024
(d)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as filed with the SEC on August 14, 2024
(e)	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 12, 2023;
(f)	Our Current Reports on Form 8-K filed with the SEC on (i) March 19, 2024, (ii) March 28,2024, (iii) May 3, 2024, (iv) May 14, 2024, (v) May 16, 2024, (vi) May 21, 2024, (vii) June 5, 2024, (viii) July 12, 2024, (ix) July 16, 2024, (x) July 26, 2024, (xi) August 8, 2024, (xii) September 3, 2024, and (xiii) September 24, 2024; and
(g)	The description of our common stock set forth in our Registration Statement on Form 8-A (File No. 000-22245), filed with the SEC on April 10, 2000, including any amendments or reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Seelos Therapeutics, Inc.

300 Park Avenue, 2nd Floor

New York, New York 10022

Telephone: (646) 293-2100

You also may access these filings on our Internet site at https://seelostherapeutics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.

Neither we nor the Placement Agent has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

Up to Shares of Common Stock

Pre-Funded Warrants to Purchase up to           Shares of Common Stock

Common Warrants to Purchase up to           Shares of Common Stock

Sole Placement Agent

___

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Seelos Therapeutics, Inc. (the “Registrant”), in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee.

Item	Amount
SEC registration fee		$1771.20
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing, transfer agent fees and miscellaneous expenses	$	*
Total	$	*

* To be provided by amendment

Item 14.	Indemnification of Directors and Officers

The Registrant’s officers and directors are indemnified under Nevada law, the Registrant’s Amended and Restated Articles of Incorporation, as amended, and its Amended and Restated Bylaws, as amended, against certain liabilities. The Registrant’s Amended and Restated Articles of Incorporation, as amended, require the Registrant to indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time.

Pursuant to its Amended and Restated Articles of Incorporation, as amended, none of the Registrant’s directors or officers shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of the applicable statutes of Nevada. Further, the Registrant’s Amended and Restated Articles of Incorporation, as amended, provide that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time. However, Nevada Revised Statutes 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the presumption established by Nevada Revised Statutes 78.138(3) has been rebutted, (ii) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, as amended, it shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or is serving at the Registrant’s request as a director or officer of another entity or enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by applicable law, against all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement, and ERISA excise taxes or penalties, actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding, including any appeal. This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

The Registrant’s Amended and Restated Articles of Incorporation, as amended, also provide that it shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but, if applicable law so requires, only upon receipt by the Registrant of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.

The Registrant’s Amended and Restated Bylaws, as amended, provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Nevada, each director or officer of the Registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and including, without limitation, an action, suit or proceeding by or in the right of the Registrant), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving in any capacity at the request of the Registrant as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise. Such indemnification shall be against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such director or officer in connection with any such action, suit or proceeding; provided that such director or officer either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any such action, suit or proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. No such indemnification shall be made to or on behalf of any such director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action, or for any expenses of such director or officer incurred in his or her capacity as a stockholder. The Amended and Restated Bylaws, as amended, also require that the expenses of such directors and officers must be paid by the Registrant (or through insurance maintained, or other financial arrangements made, by the Registrant) as such expenses are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant. Any indemnification of directors and officers under the Amended and Restated Bylaws, as amended, shall inure to the benefit of their respective heirs, executors and administrators.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada Revised Statutes further provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Registrant’s Amended and Restated Articles of Incorporation, as amended, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

Since September 1, 2021, the Registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) (all share amounts have been retrospectively adjusted to reflect a 30-for-1 reverse stock split that was effected on November 28, 2023):

(1)             On November 24, 2021, the Registrant issued 85,676 shares of common stock to iX Biopharma Europe Limited (“iX Biopharma”) as partial consideration pursuant that certain exclusive license agreement, dated as of November 24, 2021.

The shares of common stock were offered and sold to iX Biopharma in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. iX Biopharma represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the shares of common stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(2)             On November 23, 2021, the Registrant issued and sold to Lind Global Asset Management V, LLC (“Lind”) in, a private placement, in exchange for the payment by Lind of $20,000,000, (a) the Note and (b) 17,826 shares of common stock.

The shares of common stock were offered and sold or will be offered and sold, as applicable, to Lind on November 23, 2021 in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Lind represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(3)             On April 11, 2022, the Registrant issued 16,667 shares of common stock to Phoenixus AG f/k/a Vyera Pharmaceuticals AG (“Vyera”) pursuant to an amendment to that certain Asset Purchase Agreement by and between the Regitrant and Vyera, dated March 6, 2018 (as amended by a first amendment thereto entered into on May 18, 2018, a second amendment thereto entered into on December 31, 2018, a third amendment thereto entered into on October 15, 2019 and a fourth amendment thereto entered into on February 15, 2021) as partial consideration. The Registrant also agreed to issue to Vyera on or before July 11, 2022 an additional 16,667 shares of common stock and issue to Vyera on or before January 11, 2023 an additional number of shares of common stock equal to $1,000,000 divided by the volume weighted average closing price of the common stock for the ten consecutive trading days ending on the fifth trading day prior to the applicable date of issuance of the shares of common stock.

The shares of common stock were offered and issued, or would be issued, to Vyera in transactions exempt from registration, in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.

(4)             On August 30, 2022, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 3,334 unregistered shares of common stock on August 30, 2022.

The issuance of the shares of common stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws. Appropriate legends were affixed to the shares of common stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Company. In connection with the foregoing issuance, the advisory firm represented to the us that it was an accredited investor and was acquiring the shares of common stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.

(5)             On June 1, 2022, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 3,334 unregistered shares of common stock on June 1, 2022.

The issuance of the shares of common stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

Appropriate legends were affixed to the shares of common stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Registrant. In connection with the foregoing issuance, the advisory firm represented to the Registrant that it was an accredited investor and was acquiring the shares of common stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares of common stock are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.

(6)             On February 9, 2023, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 1,667 unregistered shares of common stock on February 9, 2023.

The issuance of the shares of common stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

Appropriate legends were affixed to the shares of commons stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Registrant. In connection with the foregoing issuance, the advisory firm represented to us that it was an accredited investor and was acquiring the shares of common stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares of common stock are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.

(7)             On May 19, 2023, the Registrant issued to Lind 33,334 shares of common stock (the “May Consideration Shares”) as consideration for entering into that certain Amendment No. 3 to the Note (“Amendment No. 3”).

The May Consideration Shares were offered and sold to Lind in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Lind represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(8)             On May 19, 2023, the Registrant issued common stock warrants to purchase up to an aggregate of 133,334 shares of common stock (the “May Warrants”) as consideration to certain purchasers who entered into that certain Amendment No. 1 (the “Purchase Agreement Amendment”) to that certain Securities Purchase Agreement, dated as of March 14, 2023 (the “Securities Purchase Agreement”), pursuant to which the purchasers agreed to, among other things, waive certain restrictions on issuing and registering shares of common stock contained within the Securities Purchase Agreement to permit the Registrant to make the certain payments of accrued interest and monthly payments of the outstanding principal amount payable by the Company pursuant to the Note for the months of May, June, July, August and September 2023 in a combination of cash and shares of common stock as contemplated in Amendment No. 3 and to issue the May Consideration Shares to the Lind.

The exercise price of the May Warrants is $31.80 per share, subject to adjustment as provided therein, and the May Warrants will be exercisable beginning on the six month anniversary of the issuance date and will expire on the date that is five and a half years following the original issuance date.

The May Warrants and the shares of common stock issuable upon exercise of the May Warrants were offered and sold to the Purchasers in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Each Purchaser represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(9)             Between January 23, 2023 and September 20, 2024, the Registrant issued the following shares of common stock to Lind to satisfy principal and interest payments under the Note:

(a) 6,221 shares of common stock on January 23, 2023 to satisfy principal payments at a repayment share price of $147.36 per share,

(b) 516 shares of common stock on January 31, 2023 to satisfy interest payments at a repayment share price of $161.12 per share,

(c) 5,968 shares of common stock on February 23, 2023 to satisfy principal payments thereunder at a repayment share price of $153.60 per share,

(d) 488 shares of common stock on February 28, 2023 to satisfy interest payments thereunder at a repayment share price of $152.14 per share,

(e) 2,833 shares of common stock on May 23, 2023 to satisfy principal payments thereunder at a repayment share price of $146.88 per share,

(f) 419 shares of common stock on May 31, 2023 to satisfy interest payments thereunder at a repayment share price of $172.27 per share,

(g) 2,143 shares of common stock on June 23, 2023 to satisfy principal payments thereunder at a repayment share price of $194.15 per share,

(h) 343 shares of common stock on June 30, 2023 to satisfy interest payments thereunder at a repayment share price of $200.85 per share,

(i) 1,650 shares of common stock on July 24, 2023 to satisfy principal payments thereunder at a repayment share price of $252.23 per share,

(j) 255 shares of common stock on August 1, 2023 to satisfy interest payments thereunder at a repayment share price of $261.98 per share,

(k) 1,680 shares of common stock on August 23, 2023 to satisfy principal payments thereunder at a repayment share price of $247.67 per share,

(l) 270 shares of common stock on August 31, 2023 to satisfy interest payments thereunder at a repayment share price of $231.60 per share,

(m) 7,821 shares of common stock on October 5, 2023 to satisfy principal payments thereunder at a repayment share price of $35.28 per share,

(n) 21,520 shares of common stock on November 9, 2023 to satisfy principal payments thereunder at a repayment share price of $35.52 per share,

(o) 4,801 shares of common stock on November 9, 2023 to satisfy interest payments thereunder at a repayment share price of $35.52 per share,

(p) 60,216 shares of common stock on January 12, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $9.63 per share,

(q) 112,410 shares of common stock on February 15, 2024 to satisfy principal payments thereunder at a repayment share price of $5.56 per share,

(r) 84,135 shares of common stock on March 25, 2024 to satisfy principal payments thereunder at a repayment share price of $3.74 per share,

(s) 85,366 shares of common stock on April 10, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $3.61 per share,

(t) 83,742 shares of common stock on April 23, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $2.45 per share,

(u) 96,939 shares of common stock on May 3, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.96 per share,

(v) 53,648 shares of common stock on May 14, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.86 per share,

(w) 125,709 shares of common stock on May 28, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.23 per share,

(x) 126,213 shares of common stock on June 4, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.03 per share, and

(y) 126,666 shares of common stock on June 13, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.900 per share.

(z) 127,364 shares of common stock on June 20, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.793 per share.

(aa) 127,009 shares of common stock on June 25, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.622 per share.

(ab) 126,908 shares of common stock on July 1, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.524 per share.

(ac) 127,236 shares of common stock on July 3, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.503 per share.

(ad) 127,083 shares of common stock on July 9, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.480 per share.

(ae) 382,217 shares of common stock on July 10, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.480 per share.

(af) 181,434 shares of common stock on July 16, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.474 per share.

(ag) 181,415 shares of common stock on July 22, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.452 per share.

(ah) 181,705 shares of common stock on July 25, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.434 per share.

(ai) 142,144 shares of common stock on July 29, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.401 per share.

(aj) 142,241 shares of common stock on August 1, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.401 per share.

(ak) 142,736 shares of common stock on August 5, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.296 per share.

(al) 142,292 shares of common stock on August 7, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.253 per share.

(am) 140,888 shares of common stock on August 9, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.225 per share.

(an) 141,203 shares of common stock on August 13, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.216 per share.

(ao) 297,142 shares of common stock on August 15, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.210 per share.

(ap) 296,904 shares of common stock on August 16, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.210 per share.

(aq) 297,238 shares of common stock on August 20, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.210 per share.

(ar) 297,238 shares of common stock on August 22, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.210 per share.

(as) 338,095 shares of common stock on August 30, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.210 per share.

(as) 347,826 shares of common stock on September 4, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.207 per share.

(at) 346,733 shares of common stock on September 6, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.199 per share.

(au) 345,744 shares of common stock on September 10, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.188 per share.

(av) 344,252 shares of common stock on September 12, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.174 per share.

(aw) 347,305 shares of common stock on September 17, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.167 per share.

(ax) 347,590 shares of common stock on September 18, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.166 per share.

(ay) 348,192 shares of Common Stock on September 20, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.166 per share.

These shares were issued in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.

(10)             On January 30, 2024, the Registrant issued warrants to purchase up to 425,532 shares of common stock in a private placement to certain institutional investors. Pursuant to a securities purchase agreement, dated as of January 26, 2024, by and among the Registrant and certain institutional investors (the “January 2024 SPA”), the Registrant also issued and sold an aggregate of 425,532 shares of common stock in a registered direct offering, where the shares were offered by the Registrant pursuant to its shelf registration statement on Form S-3 filed with the SEC on December 18, 2023. Pursuant to the January 2024 SPA, the combined purchase price for one share and one warrant to purchase one share of common stock in the registered offering and concurrent private placement was $9.40. The Registrant received total gross proceeds of approximately $4.0 million, before deducting the placement agent’s fees of approximately $0.3 million. The warrants have an exercise price of $8.40 per share of common stock, are currently exercisable and will expire five and a half years following the date of issuance. A.G.P./Alliance Global Partners acted as the Registrant’s placement agent for the offering.

(11)             On May 16, 2024, the Registrant issued warrants to purchase up to 924,414 shares of common stock in a private placement to certain institutional investors. Pursuant to a securities purchase agreement, dated May 16, 2024, by and among the Registrant and certain institution investors (the “May 2024 SPA”), the Registrant also issued and sold an aggregate of 380,968 shares of common stock and pre-funded warrants to purchase up to 81,239 shares of common stock in a registered direct offering, where the shares were offered by the Registrant pursuant to its shelf registration statement on Form S-3 filed with the SEC on December 18, 2023. Pursuant to the May 2024 SPA, the combined purchase price for one Share and accompanying Common Warrants to purchase two shares of common stock for each Share purchased was $2.46, and the combined purchase price for one Pre-Funded Warrant to purchase one share of common stock and accompanying Common Warrants to purchase two shares of common stock for each share of common stock issuable upon exercise of a purchased Pre-Funded Warrant was $2.459. The Registrant received total gross proceeds of approximately $1.1 million, before deducting the placement agent fees and estimated offering expenses payable by the Registrant. The warrants have an exercise price of $2.21 per share of common stock, are currently exercisable and will expire five years following the date of issuance. Roth Capital Partners, LLC acted as the Registrant’s placement agent for the offering.

The warrants and the shares of common stock issuable upon exercise of the warrants were offered and sold to purchasers in a transaction exempt from registration in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

Appropriate legends were affixed to the warrants issued in the transaction.

All purchasers of the warrants in the above transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act represented to the Registrant that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

The warrants are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with the above transaction.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBITS NO.	DESCRIPTION

2.1+	Agreement and Plan of Merger and Reorganization, dated July 30, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2018).

2.2	Amendment No. 1 Agreement and Plan of Merger and Reorganization, dated October 16, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2018).

2.3	Amendment No. 2 Agreement and Plan of Merger and Reorganization, dated December 14, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2018).

2.4	Amendment No. 3 Agreement and Plan of Merger and Reorganization, dated January 16, 2019, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2019).

2.5+	Asset Purchase Agreement, dated February 15, 2019, by and between the Company and Bioblast Pharma Ltd. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2019).

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

3.2	Certificate of Amendment to Articles of Incorporation of the Company, dated June 22, 2000 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003).

3.3	Certificate of Amendment to Articles of Incorporation of the Company, dated June 14, 2005 (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006).

3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

3.5	Certificate of Correction to Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

3.6	Certificate of Designation for Series D Junior-Participating Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-A filed with the Securities and Exchange Commission on March 24, 2011).

3.7	Certificate of Change filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2010).

3.8	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated September 10, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2010).

3.9	Certificate of Withdrawal of Series D Junior Participating Cumulative Preferred Stock, dated May 15, 2013 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

3.10	Certificate of Change filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2016).

3.11	Certificate of Amendment filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.10 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2017).

3.12	Certificate of Amendment filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.12 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018).

3.13	Certificate of Amendment related to the Share Increase Amendment, filed January 23, 2019 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2019 at 8:05 Eastern Time).

3.14	Certificate of Amendment related to the Name Change, filed January 23, 2019 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2019 at 8:05 Eastern Time).

3.15	Certificate of Correction to Certificate of Amended and Restated Articles of Incorporation of the Company, dated March 25, 2020 (incorporated herein by reference to Exhibit 3.16 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2020)

3.16	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 18, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2020).

3.17	Certificate of Correction to Certificate of Amended and Restated Articles of Incorporation of the Company, filed May 20, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2020).

3.18	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 21, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2021).

3.19	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 18, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

3.20	Certificate of Change filed with the Secretary of State of the State of Nevada (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2023).

3.21	Certificate of Change filed with the Secretary of State of the State of Nevada (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2024).

3.22	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed January 10, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2024).

3.23	Amended and Restated Bylaws, effective as of March 23, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2023).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2011).

4.2	Form of Warrant issued to the lenders under the Loan and Security Agreement, dated as of October 17, 2014, by and among the Company, NexMed (U.S.A.), Inc., NexMed Holdings, Inc. and Apricus Pharmaceuticals USA, Inc., as borrowers, Oxford Finance LLC, as collateral agent, and the lenders party thereto from time to time including Oxford Finance LLC and Silicon Valley Bank (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2014).

4.3	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2018).

4.4	Form of Investor Warrants (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2018).

4.5	Form of Series A Warrant, issued to investors on January 31, 2019 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2019).

4.6	Form of Warrant, issued to investors on September 9, 2020 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2020).

4.7	Form of Convertible Promissory Note due November 23, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

4.8	Amendment to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated December 10, 2021 (incorporated by reference to Exhibit 4.22 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 4, 2022).

4.9	Amendment No. 2 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated February 8, 2023 (incorporated herein by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2023).

4.10	Amendment No. 3 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated May 19, 2023 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

4.11	Amendment No. 4 to Convertible Promissory Note and Amendment to Letter Agreement, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective September 30, 2023 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2023).

4.12	Amendment No. 5 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective March 27, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2024).

4.13	Amendment No. 6 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective May 1, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2024).

4.14	Amendment No. 7 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective June 1, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2024).

4.15	Amendment No. 8 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective July 16, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2024).

4.16	Form of Common Stock Warrant, dated March 14, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023).

4.17	Form of Common Stock Warrant, dated May 19, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

4.18	Form of Common Stock Warrant, dated December 1, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2023).

4.19	Form of Common Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

4.20	Form of Common Stock Warrant, dated May 21, 2024 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

4.21	Form of Common Stock Warrant, dated July 12, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2024).

4.22	Form of Placement Agent Warrant, dated July 12, 2024 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2024).

4.23<	Form of Pre-Funded Warrant

4.24<	Form of Common Warrant

5.1<	Opinion of Brownstein Hyatt Farber Schreck, LLP.

5.2<	Opinion of Sullivan & Worcester LLP.

10.1	Form of CVR Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2018).

10.2	Form of Indemnification Agreement for the Company’s Directors and Officers (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.3†	License Agreement, dated September 21, 2016, by and among Seelos Therapeutics, Inc., Ligand Pharmaceuticals Incorporated, Neurogen Corporation and CyDex Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.4	Amendment to License Agreement, dated as of February 8, 2019, by and among Ligand Pharmaceuticals Incorporated, Neurogen Corporation, CyDex Pharmaceuticals, Inc., and Seelos Corporation (incorporated herein by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2020).

10.5	Indemnity Agreement, dated July 8, 2016, by and between Seelos Therapeutics, Inc. and Raj Mehra, Ph.D. (incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.6#	Seelos Therapeutics, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.39 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.7#	Form of Option Agreement under the Seelos Therapeutics, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.8#*	Non-Employee Director Compensation Policy.

10.9#	Seelos Therapeutics, Inc. 2019 Inducement Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2019).

10.10#	Form of Stock Option Agreement under the Seelos Therapeutics, Inc. 2019 Inducement Plan (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 15, 2019).

10.11^	Amended and Restated Exclusive License Agreement, dated August 29, 2019, by and between Seelos Therapeutics, Inc. and Stuart Weg, MD. (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2019).

10.12#	Seelos Therapeutics, Inc. Amended and Restated 2012 Stock Long Term Incentive Plan, effective May 15, 2020 (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 13, 2020).

10.13#	Form of Stock Option Grant Notice and Stock Option Agreement under the Company’s 2012 Stock Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2014).

10.14#	Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 13, 2020).

10.15^	Securities Purchase Agreement, dated as of November 23, 2021, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

10.16	Security Agreement, dated as of November 23, 2021, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

10.17	Agreement dated August 30, 2024 by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on September 3, 2024).

10.18^**	License Agreement, dated as of November 24, 2021, by and between Seelos Therapeutics, Inc. and iX Biopharma Europe Limited (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 8:20 a.m. Eastern Time on November 24, 2021).

10.19#	Amended and Restated Employment Agreement by and between Seelos Therapeutics, Inc. and Raj Mehra, Ph.D., dated as of January 10, 2022 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2022).

10.20^	Form of Securities Purchase Agreement, dated March 10, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023).

10.21^	Form of Amendment No. 1 to Securities Purchase Agreement, by and between Seelos Therapeutics, Inc. and each purchaser identified on the signature pages thereto, dated May 19, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

10.22^	Form of Securities Purchase Agreement, dated September 21, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2023).

10.23	Letter Agreement, dated September 21, 2023, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2023).

10.24^	Form of Securities Purchase Agreement, dated January 26, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

10.25	Form of Securities Purchase Agreement, dated May 16, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

10.26	Placement Agent Agreement, dated January 26, 2024 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

10.27	Placement Agent Agreement, dated May 16, 2024 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

10.28	Form of Inducement Letter Agreement, dated July 11, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2024).

10.29<	Form of Securities Purchase Agreement

10.30<	Form of Placement Agency Agreement

21.1	Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2019).

23.1*	Consent of KPMG, LLP, independent registered public accounting firm.

23.2<	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

23.3<	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).

24.1*	Power of Attorney.

107*	Filing Fee Table.

+	All schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities Exchange Commission upon request.

†	Confidential treatment has been granted for portions of this exhibit. Those portions have been omitted and filed separately with the Securities and Exchange Commission.

*	Filed herewith.

<	To be filed by Amendment.

#	Management compensatory plan or arrangement

^	Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

**	Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) is of the type that the Company treats as private or confidential. The Company hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the Securities and Exchange Commission.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, the required information is not present in amounts sufficient to require submission of such schedules or the information is included in the Registrant’s financial statements or notes thereto.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 24, 2024.

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Raj Mehra, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Raj Mehra, Ph.D. and Michael Golembiewski, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other Registration Statement filed pursuant to the provisions of Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raj Mehra, Ph.D	President, Chief Executive Officer, Chairman of the Board and Interim Chief Financial Officer	September 24, 2024
Raj Mehra, Ph.D.	(Principal Executive Officer)

/s/ Michael Golembiewski	Chief Financial Officer	September 24, 2024
Michael Golembiewski	(Principal Financial and Accounting Officer)

/s/ Margaret Dalesandro, Ph.D.	Director	September 24, 2024
Margaret Dalesandro, Ph.D.

/s/ Brian Lian, Ph.D.	Director	September 24, 2024
Brian Lian, Ph.D.

/s/ Richard W. Pascoe	Director	September 24, 2024
Richard W. Pascoe